Exhibit 99.(h)(vi)

October 31, 2022

Calamos Funds

Attention:Thomas E. Herman

2020 Calamos Court

Naperville, IL 60563

Dear Mr. Herman:

We are writing to confirm our agreement to amend our Agreement dated as of October 15, 2018 (“Agreement”) with Calamos Investment Trust, Calamos Closed-End Funds, and Calamos Advisors Trust (“Client”). Specifically, Client and Ernst & Young LLP (“EY”) agree as follows:

1. The Agreement will also apply to Calamos Antetokounmpo Sustainable Equities Trust

Definitions of capitalized terms in this amendment shall apply only for purposes of this amendment and shall not otherwise supersede any definitions in the Agreement.

Except as expressly amended in this letter, all provisions, terms and conditions of the Agreement shall be unaltered by this letter and shall continue in full force and effect.

Very truly yours,

AGREED:

Calamos Investment Trust, Calamos Closed-End Funds, Calamos Advisors Trust and Calamos Antetokounmpo Sustainable Equities Trust

By:	/s/ Thomas E. Herman
Date:	11/7/2022

EY LLP Main Agreement - Amendment

Calamos Investment Trust

A member firm of Ernst & Young Global Limited